EXHIBIT 3

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

EXTRACT from the MINUTES of the meeting of the Board of Directors Moscow

Date of the meeting 03.15.2012 Date of the minutes of the meeting 03.19.2012	No 62
Place of voting results summarizing	123610 Moscow, Krasnopresnenskaya Nab. 12, TSMT-2, Podyezd 7 16 floor.

Time of summing up voting results:	18:00 p.m.

Decisions of the Board of Directors of the JSC INTER RAO UES were adopted by poll.

Eleven (11) of eleven (11) members of the Board of Directors of the Company attended the meetingof the Board of Directors of the JSC INTER RAO UES:

F. Beccalli, O.M. Budargin, V.A. Dmitriev, B.Y. Kovalchuk, V.M. Kravchenko, G. M. Kurtser, A. M. Lokshin, K.G. Seleznev, V.I. Strzhalkovsky, D.V. Fedorov, D.E. Shugaev.

Quorum is met; the meeting of the Board of Directors is authorized to adopt decisions on all items on the agenda.

ISSUE 2: Establishing the INTER RAO UES OJSC Share Redemption Price.

The decision on the matter is taken by the majority of votes of members of the Board of Directors participating in the meeting.

DECISION:

Based on the market value of one ordinary registered uncertified share of INTER RAO UES OJSC, as determined by an independent valuator – Limited Responsibility Company “Institute of Independent Valuaton” (Valuation Report of 28 February, 2012), establish the price of one ordinary registered uncertified shares of INTER RAO UES for redemption of such shares by INTER RAO UES OJSC in accordance with Article 75 of the Federal Law “On Joint Stock Companies” from the shareholders of INTER RAO UES OJSC at the time when they become entitled to demand the redemption of their shares by INTER RAO UES OJSC, if they voted against the decision on (a) Reorganizing INTER RAO UES OJSC in the form of its merger with OGK-1 OJSC and OGK-3 OJSC and/or (b) Reorganizing INTER RAO UES OJSC in the form of its merger with Bashenergoaktiv OJSC and/or (c) Reorganizing INTER RAO UES OJSC in the form of its merger with INTER RAO – Energiya OJSC and/or (d) Reorganizing INTER RAO UES OJSC in the form of its merger with INTER RAO – EnergoAktiv OJSC on the Extraordinary Shareholders Meeting of INTER RAO UES OJSC held on April 26, 2012, or did not take part in voting on this issue, in the amount of 0,0284 rubles.

Results of voting:

«FOR»: 11 – F. Beccalli, O.M. Budargin, V.A. Dmitriev, B.Y. Kovalchuk, V.M. Kravchenko, G. M. Kurtser, A. M. Lokshin, K.G. Seleznev, V.I. Strzhalkovsky, D.V. Fedorov, D.E. Shugaev.

«AGAINST»: no.

«ABSTAIN»: no.

THE DECISION WAS MADE.

Secretary of the Board of Directors JSC INTER RAO UES	A.G. Sergeev

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